For Immediate Release:

TIME INC. REPORTS THIRD QUARTER 2014 RESULTS

Third Quarter Highlights

• Company posted Revenues of $821 million and Adjusted OIBDA of $144 million.
• Adjusted OIBDA exceeded our expectations, reflecting continued progress in the Company's transformation.
• On October 29th, our Board of Directors approved an initial quarterly dividend of $0.19 per share.
• Revenue outlook lowered to $3.27 billion to $3.30 billion due to weak print advertising booking trends, and Adjusted OIBDA outlook narrowed to $510 million to $535 million.

NEW YORK, November 4, 2014 - Time Inc. (NYSE:TIME) reported financial results for its third quarter ended September 30, 2014.

Time Inc.'s Chairman and CEO, Joe Ripp said, "Our third quarter Adjusted OIBDA performance was better than expected given strong growth of digital advertising revenues and benefits of our efficiency initiatives. However, as a result of the weakening of print advertising trends late in the quarter, we are taking steps to counter the revenue headwinds. We remain committed to managing the business for stable margins and cash flows. We remain confident in our plans to drive large scale transformation as we extend our powerful brands across platforms, work to develop adjacent business opportunities, and move toward a leaner and more nimble operating model."

Results Summary
In millions (except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
GAAP Measures
Revenues	$821	$818	$2,386	$2,388
Operating income (loss)	106	115	(35)	230
Net income (loss)	48	68	(58)	135
Diluted EPS	0.44	0.62	(0.53)	1.24
Cash provided by operations	90	129	170	247

Non-GAAP Measures
Adjusted OIBDA	144	152	321	383
Adjusted Net Income	45	73	94	176
Adjusted Diluted EPS	0.41	0.67	0.86	1.62
Free Cash Flow	83	122	140	228
The company’s Adjusted OIBDA, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow are non-GAAP financial measures. See “Use of Non-GAAP Financial Measures” below and the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures in Schedules I through IV attached hereto.

THIRD QUARTER RESULTS

Our results of operations for the three months ended September 30, 2014 versus the prior year comparable period were impacted by the acquisition of Time Inc. Affluent Media Group ("AMG") (formerly known as American Express Publishing Corporation) in the fourth quarter of 2013 (the "AMG Acquisition"), our sale of our Mexico-based GEX operations during the third quarter of 2014, and the termination of the CNNMoney.com partnership and the acquisition of Cozi Inc. during the second quarter of 2014 (collectively, the "Corporate Transactions").

Revenues for the third quarter of 2014 increased $3 million versus the prior year comparable period to $821 million. Excluding the impact of the Corporate Transactions, revenues would have declined 6%. Calendar timing of certain weeklies adversely impacted total revenues by approximately $11 million.

Advertising Revenues were flat from the prior year comparable period at $428 million. Excluding the impact of the Corporate Transactions, advertising revenues would have declined 5%.

Print and Other Advertising Revenues decreased 1% from the prior year comparable period to $363 million. Excluding the impact of the Corporate Transactions, print and other advertising revenues would have declined 9%. Calendar timing of certain weeklies adversely impacted print and other advertising revenues by approximately $4 million.

Digital Advertising Revenues increased 5% from the prior year comparable period to $65 million. Excluding the impact of the Corporate Transactions, digital advertising revenues would have increased 19%. Time Inc. served 93.6 million multiplatform unique visitors during September 2014 in the U.S., up 27% since December 2013 (excluding CNNMoney.com).

Circulation Revenues, which are comprised of subscription, newsstand and other circulation revenues, declined 2% from the prior year comparable period to $279 million. Excluding the impact of the Corporate Transactions, circulation revenues would have declined 5%.

Subscription Revenues declined 1% from the prior year comparable period to $174 million. Excluding the impact of the Corporate Transactions, subscription revenues would have declined 6%. Calendar timing of certain weeklies adversely impacted subscription revenues by approximately $4 million.

Newsstand Revenues declined 7% from the prior year comparable period to $98 million. The wholesaler transition initially announced on May 27, 2014 impacted newsstand revenues by approximately $2 million in the third quarter of 2014. Excluding the impact of the wholesaler transition, newsstand revenues would have decreased 5%. Calendar timing of certain weeklies adversely impacted newsstand revenue by approximately $3 million. The March 2014 price increase of People magazine provided a benefit of approximately $4 million, and the weaker U.S. dollar relative to the British pound provided a benefit of approximately $4 million.

Other Revenues, which includes marketing and support services provided to third parties, branded book publishing, events and licensing, increased 11% from the prior year comparable period to $114 million. Excluding the impact of the Corporate Transactions, other revenues would have declined 7% primarily as a result of lower revenues at our subscription marketing subsidiary, partially offset by growth in revenues from ticket sales at the Essence Festival.

Revenues Summary
In millions	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Print and other advertising	$363	$368	$1,068	$1,072
Digital advertising	65	62	211	195
Advertising revenues	428	430	1,279	1,267

Subscription	174	176	525	516
Newsstand	98	105	267	288
Other circulation	7	4	15	12
Circulation revenues	279	285	807	816

Other revenues	114	103	300	305

Revenues	$821	$818	$2,386	$2,388

Costs of Revenues were flat versus the prior year comparable period at $322 million. Excluding the impact of the Corporate Transactions, costs of revenues would have declined 2%. Production costs decreased 1% from the prior year comparable period to $180 million. Excluding the impact of the Corporate Transactions, production costs would have declined 7% as lower volume of pages produced and favorable paper and printing prices were partially offset by a postal rate increase. Editorial costs rose 4% from the prior year comparable period to $113 million. Excluding the impact of the Corporate Transactions, editorial costs would have increased 3% due to digital investments and higher costs at the Essence Festival, partially offset by editorial cost savings from previously announced cost savings initiatives. Other costs of revenues declined 6% from the prior year comparable period to $29 million.

Selling, General and Administrative Expenses ("SG&A") increased 3% from the prior year comparable period to $357 million. Excluding the impact of the Corporate Transactions, SG&A would have declined 4%. The decrease was primarily driven by benefits realized from previously announced cost savings initiatives, partially offset by an increase of $7 million in stock-based compensation costs due to the absence of equity grants to employees in the prior year and by $5 million in public company costs.

Gain on Operating Assets was $2 million for the three months ended September 30, 2014 of which $1 million was generated from the sale of GEX and $1 million from the sale of real estate.

Restructuring and Severance Costs were a benefit of $6 million for the three months ended September 30, 2014 and a charge of $4 million for the three months ended September 30, 2013. The benefit in the three months ended September 30, 2014 primarily represented changes in estimates of severance and an adjustment to exit costs.

Adjusted OIBDA of $144 million represented a decrease of $8 million from the prior year comparable period. The decrease was primarily driven by an increase in SG&A costs, partially offset by an increase in revenues as described above. Our Adjusted OIBDA excludes $2 million of SG&A for certain transaction-related expenses.

Operating Income of $106 million represented a decrease of $9 million from the prior year comparable period. The decrease was due to the revenue and expense changes described above, as well as higher depreciation and amortization expense. As a result of the planned relocation of our corporate headquarters, we have accelerated the depreciation on our current tenant improvements at 1271 Avenue of the Americas. The accelerated depreciation charge impacted the three months ended September 30, 2014 by $5 million. We incurred amortization expense of $19 million and $10 million for the three months ended September 30, 2014 and 2013, respectively. The increase in amortization expense was primarily related to the classification of certain previously defined indefinite-lived intangibles to finite lives of 17 years effective January 1, 2014.

Net Income attributable to Time Inc. shareholders was $48 million compared to net income of $68 million in the prior year comparable period. Adjusted Net Income attributable to Time Inc. shareholders was $45 million compared to $73 million in the prior year comparable period. Adjusted Diluted EPS was $0.41 versus $0.67 in the prior year comparable period. These decreases were primarily driven by lower operating income and higher interest expense.

Free Cash Flow was $83 million versus the prior year comparable period of $122 million. In October, our Board of Directors initiated a quarterly dividend of $0.19 per share or approximately $21 million.

OUTLOOK

We currently expect full year revenues to be between $3,270 million and $3,300 million, and Adjusted OIBDA of between $510 million and $535 million.

Full Year 2014 Outlook
In millions
	Previous Outlook	Expected Full Year 2014
Low
Revenues	$3,299	$3,270
Adjusted OIBDA	510	510
Margin %	15.5%	15.6%

High
Revenues	$3,366	$3,300
Adjusted OIBDA	547	535
Margin %	16.3%	16.2%

The company’s Adjusted OIBDA is a non-GAAP financial measure. See “Use of Non-GAAP Financial Measures” below and the reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure in Schedule V attached hereto.

CONFERENCE CALL WEBCAST

The company’s conference call can be heard live at 8:30 am EST on Tuesday, November 4, 2014.
To access a live audio webcast of the conference call, visit the Events and Presentations section of invest.timeinc.com.
The earnings press release and CFO presentation will be available on our website at invest.timeinc.com.

CONTACTS:
Investor Relations	Corporate Communications
Jaison Blair (212) 522-5952	Teri Everett (212) 522-5613
Tanya Levy-Odom (212) 522-9225

USE OF NON-GAAP FINANCIAL MEASURES
Time Inc. utilizes Adjusted Operating Income Before Depreciation and Amortization (Adjusted OIBDA), among other measures, to evaluate the performance of its business. Adjusted OIBDA is defined as Operating Income less Depreciation and Amortization and adjusted for noncash impairments of goodwill, intangibles, fixed asset and investments; restructuring and severance costs; gains and losses on operating assets; and other costs related to mergers, acquisitions, investments or dispositions.
Adjusted Net Income is net income adjusted for noncash impairments of goodwill, intangibles and fixed assets and investments; restructuring and severance costs; gains and losses on operating assets, liabilities and investments; other costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; as well as the impact of income taxes on the above items. Similarly, Adjusted Diluted EPS is diluted net income per common share from continuing operations attributable to Time Inc. common shareholders excluding the above items.
Free Cash Flow is defined as cash provided by (used in) operations less capital expenditures. The company uses Free Cash Flow to evaluate its business and this measure is considered an important indicator of the company's liquidity, including its ability to reduce net debt, make strategic investments, and pay dividends to common shareholders.
We believe that the presentation of Adjusted OIBDA, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow helps investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provides useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and helps investors evaluate our ability to service our debt.
Some limitations of Adjusted OIBDA, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow are that they do not reflect certain charges that affect the operating results of the company’s business and they involve judgment as to whether items affect fundamental operating performance.
A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles (GAAP) and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Adjusted OIBDA, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the company’s operating income (loss), net income (loss), diluted income per common share from continuing operations and various cash flow measures (e.g., cash provided by (used in) operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. GAAP.
The pro forma share information presented herein for the three and nine months ended September 30, 2013 gives effect to the issuance of 108.94 million common shares of the company in connection with the spin-off of the company from Time Warner as if it had occurred at the beginning of each period presented.

ABOUT TIME INC.
Time Inc. (NYSE:TIME) is one of the world's leading media companies reaching more than 130 million consumers each month across multiple platforms. Its influential brands include People, Sports Illustrated, InStyle, Time, Real Simple, Southern Living, Entertainment Weekly, Travel + Leisure, Food & Wine and Fortune, as well as more than 50 diverse titles at Time Inc. UK such as Decanter and Horse & Hound. Time Inc. is home to celebrated events and franchises including the Fortune 500, Time 100, People’s Sexiest Man Alive, Sports Illustrated’s Sportsman of the Year, the Food & Wine Classic in Aspen and the Essence Festival. As of September 30, 2014, Time Inc. operated approximately 40 websites that collectively have over 100 million average monthly unique visitors around the world.1 The company also operates integrated publishing businesses that provide content marketing, targeted advertising programs, branded book publishing and marketing and support services.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Inc.’s businesses. More detailed information about these factors may be found in filings by Time Inc. with the Securities and Exchange Commission, including its Registration Statement on Form 10 and its most recent Quarterly Reports on Form 10-Q. Time Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

__________________________

(1)	As reported by comScore as of September 30, 2014.

TIME INC.
CONSOLIDATED AND COMBINED BALANCE SHEETS
(Unaudited; millions, except share amounts)

	September 30, 2014	December 31, 2013
ASSETS
Current assets
Cash and cash equivalents	$325	$46
Receivables, less allowances of $271 and $281	407	489
Inventories, net of reserves	59	56
Deferred tax assets	99	75
Prepaid expenses and other current assets	129	97
Total current assets	1,019	763

Property, plant and equipment, net	442	534
Intangible assets subject to amortization, net	1,108	582
Intangible assets not subject to amortization	—	586
Goodwill	3,143	3,162
Other assets	88	47
Total assets	$5,800	$5,674

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$596	$534
Deferred revenue	438	449
Current portion of long-term debt	7	—
Total current liabilities	1,041	983

Long-term debt	1,369	38
Deferred tax liabilities	291	313
Deferred revenue	118	135
Other noncurrent liabilities	188	163
Commitments and contingencies

Shareholders' Equity
Common stock, $0.01 par value, 400 million shares authorized; 108.98 million shares issued and outstanding at September 30, 2014	1	—
Preferred stock, $0.01 par value, 40 million shares authorized; none issued	—	—
Additional paid-in-capital	12,669	—
Time Warner investment	—	4,158
Accumulated deficit	(9,771)	—
Accumulated other comprehensive loss, net	(106)	(116)
Total shareholders' equity	2,793	4,042
Total liabilities and shareholders' equity	$5,800	$5,674

TIME INC.
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(Unaudited; millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Advertising:
Print and other advertising	$363	$368	$1,068	$1,072
Digital advertising	65	62	211	195
Total Advertising	428	430	1,279	1,267
Circulation:
Subscription	174	176	525	516
Newsstand	98	105	267	288
Other circulation	7	4	15	12
Total Circulation	279	285	807	816
Other	114	103	300	305
Total Revenues	821	818	2,386	2,388
Costs of revenues:
Production costs	180	182	546	535
Editorial costs	113	109	332	326
Other	29	31	78	80
Total costs of revenues	322	322	956	941
Selling, general and administrative expenses	357	345	1,116	1,065
Amortization of intangible assets	19	10	58	30
Restructuring and severance costs	(6)	4	164	58
Asset impairments	—	—	26	—
Goodwill impairment	—	—	26	—
Depreciation	25	22	77	64
(Gain) loss on operating assets	(2)	—	(2)	—
Operating income (loss)	106	115	(35)	230
Interest expense, net	19	1	31	2
Other (income) expense, net	3	—	(1)	3
Income (loss) before income taxes	84	114	(65)	225
Income tax provision (benefit)	36	46	(7)	90
Net income (loss)	$48	$68	$(58)	$135

Per share information attributable to
Time Inc. common shareholders:
Basic net income (loss) per common share	$0.44	$0.62	$(0.53)	$1.24
Weighted average basic common shares outstanding	109.15	108.94	109.03	108.94
Diluted net income (loss) per common share	$0.44	$0.62	$(0.53)	$1.24
Weighted average diluted common shares outstanding	109.74	108.94	109.03	108.94

TIME INC.
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
Nine Months Ended September 30,
(Unaudited; millions)

	2014	2013
OPERATING ACTIVITIES
Net income (loss)	$(58)	$135
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	135	94
Amortization of deferred financing costs and discounts on indebtedness	1	—
Asset impairments	26	—
Goodwill impairment	26	—
Gain on sale of operating assets	(2)	—
(Gains) losses on equity method of investee companies, net of cash distributions	4	3
Share-based compensation expense relating to equity classified awards	25	13
Deferred income taxes	(17)	13
Changes in operating assets and liabilities:
Receivables	66	85
Inventories	(2)	14
Prepaid expenses and other current assets	(56)	(43)
Accounts payable and accrued liabilities(1)	(7)	(70)
Other, net	29	3
Cash provided by operations(1)	170	247

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired	(29)	(3)
Capital expenditures	(30)	(19)
Proceeds from sale of assets	41	—
Cash used in investing activities	(18)	(22)

FINANCING ACTIVITIES
Proceeds from the issuance of debt	1,377	—
Financing costs	(13)	—
Principal payments on Term Loan	(2)	—
Excess tax benefits from share-based compensation arrangements	—	30
Transfer to Time Warner in connection with Spin-Off	(1,400)	—
Net transfers from (to) Time Warner	166	(273)
Cash provided by (used in) financing activities	128	(243)
Effect of exchange rate changes on Cash and cash equivalents	(1)	—
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	279	(18)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	46	81
CASH AND CASH EQUIVALENTS, END OF PERIOD	$325	$63

SUPPLEMENTAL INFORMATION
Income Taxes Paid	$(27)	$(3)
Income Tax Refunds Received	$1	$1
Cash Paid for Interest	$(8)	$—
__________________________

(1)	The nine months ended September 30, 2014 includes a $50 million payment for settlement of a lease obligation.

Schedule I

TIME INC.
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OIBDA
(Unaudited; millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating income (loss)	$106	$115	$(35)	$230
Depreciation	25	22	77	64
Amortization of intangible assets	19	10	58	30
OIBDA(1)	150	147	100	324
Asset impairments	—	—	26	—
Goodwill impairment	—	—	26	—
Restructuring and severance costs	(6)	4	164	58
(Gain) loss on operating assets	(2)	—	(2)	—
Other costs(2)	2	1	7	1
Adjusted OIBDA(3)	$144	$152	$321	$383
______________

(1)	OIBDA is defined as operating income (loss) less depreciation and amortization.

(2)
Other costs during the three and nine months ended September 30, 2014, related to the spin-off and transaction related costs for acquisitions and dispositions during the period, are included within Selling, general and administrative expenses within the Statement of Operations.

(3)
Adjusted OIBDA is defined as OIBDA adjusted for Asset impairments, Goodwill impairment, Restructuring and severance costs, gains or losses on operating assets, and Other costs related to mergers, acquisitions or dispositions.

Schedule II

TIME INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME
(Unaudited; millions)

	Three Months Ended September 30, 2014			Three Months Ended September 30, 2013
	Gross Impact	Tax Impact	Net Impact	Gross Impact	Tax Impact	Net Impact
Net income (loss)	$84	$(36)	$48	$114	$(46)	$68
Asset impairments	—	—	—	—	—	—
Goodwill impairment	—	—	—	—	—	—
Restructuring and severance costs	(6)	2	(4)	4	—	4
(Gain) loss on operating assets	(2)	—	(2)	—	—	—
Other costs	2	1	3	1	—	1
Adjusted Net Income (Loss)(1)	$78	$(33)	$45	$119	$(46)	$73

	Nine Months Ended September 30, 2014			Nine Months Ended September 30, 2013
	Gross Impact	Tax Impact	Net Impact	Gross Impact	Tax Impact	Net Impact
Net income (loss)	$(65)	$7	$(58)	$225	$(90)	$135
Asset impairments	26	(10)	16	—	—	—
Goodwill impairment	26	3	29	—	—	—
Restructuring and severance costs	164	(61)	103	58	(18)	40
(Gain) loss on operating assets	(2)	—	(2)	—	—	—
Other costs	7	(1)	6	1	—	1
Adjusted Net Income (Loss)(1)	$156	$(62)	$94	$284	$(108)	$176
______________

(1)
Adjusted Net Income is defined as Net income excluding noncash impairments of goodwill, intangibles and fixed assets and investments; restructuring and severance costs; gains and losses on operating assets, liabilities and investments; other costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; as well as the impact of income taxes on the above items.

Schedule III

TIME INC.
RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Diluted EPS	$0.44	$0.62	$(0.53)	$1.24
Asset impairments, net of tax per share(1)	—	—	0.15	—
Goodwill impairment, net of tax per share(1)	—	—	0.27	—
Restructuring and severance costs, net of tax per share(1)	(0.04)	0.04	0.94	0.37
(Gain) loss on operating assets, net of tax per share(1)	(0.02)	—	(0.02)	—
Other costs, net of tax per share(1)	0.03	0.01	0.05	0.01
Adjusted Diluted EPS(2)	$0.41	$0.67	$0.86	$1.62
______________

(1)
In reconciling Diluted EPS to Adjusted Diluted EPS for the nine months ended September 30, 2014 we considered diluted weighted average shares outstanding as 109.24 million which includes the impact of shares excluded from the GAAP calculation due to their anti-dilutive nature.

(2)
Adjusted Diluted EPS is defined as Diluted EPS excluding Asset impairments, Goodwill impairment, Restructuring and severance costs, Gains or losses on operating assets, and other costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed, net of the impact of income taxes.

Schedule IV

TIME INC.
RECONCILIATION OF CASH PROVIDED BY OPERATIONS TO FREE CASH FLOW
(Unaudited; millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Cash provided by operations	$90	$129	$170	$247
Less: Capital expenditures	(7)	(7)	(30)	(19)
Free Cash Flow(1)(2)	$83	$122	$140	$228
______________

(1)	Free Cash Flow is defined as Cash provided by operations, less Capital expenditures.

(2)	Free Cash Flow for the nine months ended September 30, 2014 includes a $50 million one-time payment for settlement of a lease obligation.

Schedule V

TIME INC.
RECONCILIATION OF OPERATING INCOME TO ADJUSTED OIBDA - 2014 OUTLOOK
(Unaudited; millions)

		2014 Outlook
	2013 Actual	Low	High
Operating Income	$330	$102	$118
Depreciation	85	100	104
Amortization	42	78	78
OIBDA(1)	$457	$280	$300
Asset impairments, goodwill impairment, restructuring and severance, gains/losses on operating assets, and other costs related to mergers, acquisitions and dispositions	130	230	235
Adjusted OIBDA(2)	$587	$510	$535
______________

(1)	OIBDA is defined as operating income (loss) less depreciation and amortization.

(2)
Adjusted OIBDA is defined as OIBDA adjusted for asset impairments, goodwill impairment, restructuring and severance costs, gains or losses on operating assets, and other costs related to mergers, acquisitions or dispositions.